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                                                                    EXHIBIT 99.5


                                          Investor contact:         Kirk Brewer
                                                                   972.801.8012

                                          Media contact:         Scott Baradell
                                                                   972.801.8180


                      INVOLUNTARY PETITION FOR CHAPTER 11
                REORGANIZATION FILED AGAINST PAGING NETWORK, INC.



         DALLAS, July 14, 2000 -- Paging Network, Inc. (NASDAQ: PAGE) said that three affiliated entities holding its senior subordinated notes filed an involuntary petition for reorganization against PageNet under Chapter 11 of the Bankruptcy Code. The petition was filed in the Delaware Bankruptcy Court on Friday afternoon.

         PageNet had previously filed a registration statement with the Securities and Exchange Commission under which it expected to seek consents from its senior noteholders to a "pre-packaged" plan of Chapter 11 reorganization in order to consummate its proposed merger with Arch Communications Group, Inc. PageNet said that it expected to move expeditiously to file and seek approval by the Bankruptcy Court for its previously disclosed plan of reorganization, which implements the merger agreement with Arch.

         John P. Frazee, Jr., Chairman and Chief Executive Officer of PageNet, said, "While we had hoped to obtain the requisite consent of our noteholders to the proposed plan of reorganization prior to a bankruptcy filing, we will now move forward to seek approval within the framework of the bankruptcy court proceeding. A substantial majority of our bondholders have expressed to us their support for the proposed merger. We expect the day-to-day operations of our business to be unaffected and under our previously announced plan, all obligations owing to our trade creditors and our employees will be paid in the ordinary course. We believe that the proposed merger with Arch is in the best interests of all of our creditors and shareholders and we look forward to consummating it as expeditiously as possible."

         C. Edward Baker, Jr., Chairman and Chief Executive Officer of Arch, said, "Our agreement with PageNet contemplated the likelihood that we would need to consummate the merger through a bankruptcy court proceeding. We will work actively with PageNet to achieve that objective."

         PageNet is a leading provider of wireless messaging and information services in all 50 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and Canada. The company offers a full range of paging and advanced messaging services, including guaranteed-delivery messaging and two-way wireless e-mail. Detailed information for PageNet services are available on the Internet at www.pagenet.com.